Exhibit 99.1

Press Release

Ness Technologies Announces
Second Quarter 2007 Financial Results

Revenues Increase 8% and Backlog Rises 22% Year-over-Year
with Earnings In Line with Management Guidance

Hackensack, NJ — July 30, 2007 — Ness Technologies, Inc. (NASDAQ: NSTC), a global provider of IT services and solutions, today announced financial results for the quarter ended June 30, 2007.

Second Quarter 2007 Highlights:

•                  Revenues were $125.8 million, an increase of $9.1 million or 8%, compared to $116.6 million in the second quarter of 2006.

•                  Second quarter results were affected, as guided, by normal seasonality in Israel; by exceptional expenses of about $2.1 million, including those associated with Ness’ back-office consolidation in India and with severance expenses; and by foreign exchange effects due to the strength of the Rupee versus the U.S. Dollar.

•                  Operating income was $5.4 million, a decrease of $2.0 million or 27%, compared to $7.5 million in the second quarter of 2006.

•                  Net income was $4.2 million, a decrease of $1.8 million or 30%, compared to $6.0 million in the second quarter of 2006.

•                  Diluted net earnings per share were $0.11, compared to $0.16 in second quarter of 2006.

•                  Non-GAAP net earnings per share were $0.13, compared to $0.18 in the second quarter of 2006 (1).

•      Backlog as of June 30, 2007 increased to a record $650 million, up 22% compared to $532 million as of June 30, 2006.

“Our results for the quarter were on target, as we largely completed the reorganization planned for the first half of this year,” said Sachi Gerlitz, President and Chief Executive Officer of Ness Technologies. “With these changes behind us, we are now better geared for future revenue and earnings growth. We have continued to win significant new deals, including more large deals than previously. Like the rest of the industry, we’re experiencing challenges in India that will

(1)             See “Use of Non-GAAP Financial Information” below for more information regarding Ness’ use of non-GAAP financial measures.

affect our 2007 revenues and earnings, and therefore we’re adjusting our guidance for the remainder of the year. We continue to see India as an important engine for future growth. Our strong backlog growth clearly reflects the future potential of Ness, especially in our key growth areas, and our fundamentals are strong.”

“Despite significant expenses on our cost of revenues line due to the sharp decline of the U.S. Dollar against the Indian Rupee, we were able to maintain our gross margin and soften the impact on our operating margin and net income through cost efficiencies resulting from our expense platform realignment,” stated Ofer Segev, Executive Vice President and Chief Financial Officer. “In addition, we made good progress on reducing unbilled receivables and DSOs, which we expect to translate to strong operating cash flows in future quarters.”

Guidance

Ness is adjusting its guidance for the second half of the year to account for slightly higher foreign exchange effects than previously estimated, and to account for the one-quarter delay in headcount growth the company experienced in India in the first half of the year.

For the full year 2007, Ness expects to generate revenues in the range of $557 million to $565 million, and diluted GAAP net earnings per share in the range of $0.77 to $0.82. For the third quarter 2007, Ness expects to generate diluted GAAP net earnings per share of $0.17 to $0.21 on revenues of $140 million to $145 million.

On a non-GAAP basis, excluding stock-based compensation expenses and amortization of intangible assets, Ness expects to generate diluted net earnings per share in the range of $0.21 to $0.25 for the third quarter, and in the range of $0.91 to $0.96 for the full year.

Conference Call Details

Ness Technologies President and Chief Executive Officer, Sachi Gerlitz, and Chief Financial Officer, Ofer Segev, will conduct a conference call to discuss the second quarter 2007 results. The call, which will be simultaneously webcast, will be at 9:00 AM Eastern Time / 6:00 AM Pacific Time on Monday, July 30, 2007.

To access the Ness Technologies second quarter 2007 earnings conference call, participants in North America should dial 1-800-399-0427 and international participants should dial +1-706-634-5453. A live audio webcast of the conference call will be available on the investor relations page of the Ness Technologies corporate web site at www.ness.com. Please visit the web site at least 15 minutes early to register for the teleconference webcast and download any necessary audio software. A replay of the call will be available on the web site approximately two hours after the conference call is completed.

About Ness Technologies

Ness Technologies (NASDAQ: NSTC) is a global provider of end-to-end IT services and solutions designed to help clients improve competitiveness and efficiency. Ness specializes in outsourcing and offshore, systems integration and application development, software and consulting, and quality assurance and training. With about 7,500 employees, Ness maintains operations in 16 countries, and partners with numerous software and hardware vendors worldwide. For more information about Ness Technologies, visit www.ness.com.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Ness uses non-GAAP measures of net income and earnings per share, which are adjustments from results based on GAAP to exclude non-cash stock-based compensation expenses in accordance with SFAS 123R and amortization of intangible assets. Ness’ management believes the non-GAAP financial information provided in this release is useful to investors’ understanding and assessment of Ness’ on-going core operations and prospects for the future. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and as such has determined that it is important to provide this information to investors.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often are preceded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Ness’ actual results could differ materially from those anticipated in these forward looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in Ness’ Annual Report of Form 10-K filed with the Securities and Exchange Commission on March 14, 2007. Ness is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of such changes, new information, subsequent events or otherwise.

Ness Technologies media contact:
David Kanaan
USA: 1-888-244-4919
Intl: + 972-3-540-8188
Email: media.int@ness.com

Ness Technologies investor contact:
Drew Wright
USA: 1-201-488-3262
Email: investor@ness.com

NESS TECHNOLOGIES, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

U.S. dollars in thousands (except per share data)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007
	(unaudited)		(unaudited)
Statement of Operations Data:
Revenues	$116,614	$125,762	$223,656	$251,540
Cost of revenues	83,981	89,677	159,697	179,353
Gross profit	32,633	36,085	63,959	72,187

Selling and marketing	8,733	9,293	17,224	18,765
General and administrative	16,426	21,367	31,356	41,281
Total operating expenses	25,159	30,660	48,580	60,046

Operating income	7,474	5,425	15,379	12,141
Financial income (expenses), net	(577)	(74)	(638)	315
Other income (expenses), net	483	(62)	444	(56)
Income before taxes on income	7,380	5,289	15,185	12,400

Taxes on income	1,340	1,126	2,808	2,522
Equity in net losses of an affiliate	(90)	—	(90)	—
Net income	$5,950	$4,163	$12,287	$9,878

Basic net earnings per share	$0.17	$0.11	$0.35	$0.25
Diluted net earnings per share	$0.16	$0.11	$0.34	$0.25

Weighted average number of shares (in thousands) used in computing basic net earnings per share	35,602	39,041	35,239	38,957
Weighted average number of shares (in thousands) used in computing diluted net earnings per share	36,718	39,314	36,335	39,325

NESS TECHNOLOGIES, INC. AND ITS SUBSIDIARIES

RECONCILIATION OF SUPPLEMENTAL FINANCIAL INFORMATION

U.S. dollars in thousands (except per share data)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007
	(unaudited)		(unaudited)
GAAP net income	$5,950	$4,163	$12,287	$9,878
Stock-based compensation	146	228	318	604
Amortization of intangible assets	773	900	1,541	1,770
Taxes on amortization of intangible assets	(140)	(192)	(285)	(360)
Non-GAAP net income	$6,729	$5,099	$13,861	$11,892

GAAP Earnings per share (diluted)	$0.16	$0.11	$0.34	$0.25
Stock-based compensation	0.00	0.00	0.01	0.01
Amortization of intangible assets	0.02	0.02	0.04	0.05
Taxes on amortization of intangible assets	(0.00)	(0.00)	(0.01)	(0.01)
Non-GAAP Earnings per share (diluted)	$0.18	$0.13	$0.38	$0.30

Number of shares (in thousands) used in computing Non-GAAP earnings per share (diluted)	36,718	39,314	36,335	39,325

NESS TECHNOLOGIES, INC.

AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Six months ended June 30,
	2006	2007
	(unaudited)
Cash flows from operating activities:
Net income	$12,287	$9,878
Adjustments required to reconcile net income to net cash used in operating activities:
Stock-based compensation-related expenses	103	604
Equity in net losses of affiliates	90	—
Currency fluctuation of long-term debt	421	24
Accrued interest on long-term debt	(1,207)	—
Depreciation and amortization	5,641	5,853
Deferred income taxes, net	(586)	454
Loss (gain) on sale of property and equipment	(139)	101
Excess tax benefits related to exercise of options	—	(308)
Decrease (increase) in trade receivables, net	(3,622)	421
Increase in unbilled receivables	(11,581)	(7,194)
Decrease (increase) in other accounts receivable and prepaid expenses	332	(8,940)
Decrease (increase) in inventories and work in progress	2,080	(945)
Increase in long-term prepaid expenses	(614)	(771)
Decrease in trade payables	(13,844)	(7,191)
Increase in advances from customers and deferred revenues	2,802	2,633
Decrease in other accounts payable and accrued expenses	(11,052)	(1,302)
Increase (decrease) in accrued severance pay, net	(242)	877
Net cash used in operating activities	$(19,131)	$(5,806)

Cash flows from investing activities:
Net cash paid for acquisition of a consolidated subsidiary	(13,683)	(2,495)
Proceeds from sale of cost investment, net	—	1,866
Additional payments in connection with acquisitions of subsidiaries in prior periods	(5,277)	(10,241)
Proceeds from maturity of (investment in) short-term bank deposits	16,089	1,036
Proceeds from sale of marketable securities	2,779	—
Proceeds from sale of property and equipment	651	222
Purchase of property and equipment and capitalization of software development costs for internal use	(4,514)	(4,980)
Capitalization of software development costs	(255)	—
Net cash used in investing activities	(4,210)	(14,592)

Cash flows from financing activities:
Exercise of options	5,954	2,273
Excess tax benefits related to exercise of options	—	308
Short-term bank loans and credit, net	20,014	3,587
Principal payments of long-term debt	(1,487)	(1,821)
Net cash provided by financing activities	24,481	4,347

Effect of exchange rate changes on cash and cash equivalents	(1,898)	2,100
Decrease in cash and cash equivalents	(758)	(13,951)
Cash and cash equivalents at the beginning of the period	33,579	46,675
Cash and cash equivalents at the end of the period	$32,821	$32,724

NESS TECHNOLOGIES, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data)

	Three months ended		Six months ended		Three months ended
	June 30,		June 30,		September	December
Segment Data:	2006	2007	2006	2007	30, 2006	31, 2006
	(unaudited)		(unaudited)		(unaudited)	(unaudited)
Revenues:
Ness North America (1)	$26,323	$26,313	$47,121	$52,414	$22,627	$23,611
Technologies & Systems Group (TSG)	12,635	13,212	27,419	27,365	14,538	14,434
Ness Europe (1)	23,949	24,350	45,035	47,224	22,015	31,031
Ness Israel	44,255	49,169	88,314	99,769	50,652	51,043
Other (1)	9,452	12,718	15,767	24,768	9,303	11,408
	$116,614	$125,762	$223,656	$251,540	$119,135	$131,527

Operating Income (Loss):
Ness North America (1)	$3,567	$2,126	$6,151	$4,129	$2,653	$2,335
Technologies & Systems Group (TSG)	1,331	1,404	3,192	3,774	2,275	1,462
Ness Europe (1)	2,654	1,737	4,336	3,188	1,364	2,255
Ness Israel	1,401	2,557	4,537	5,646	4,621	4,996
Other (1)	311	815	412	1,408	589	(351)
Unallocated Expenses	(1,790)	(3,214)	(3,249)	(6,004)	(1,342)	(2,625)
	$7,474	$5,425	$15,379	$12,141	$10,160	$8,072

Geographic Data:

Revenues:
Israel	$52,577	$63,307	$105,502	$123,940
North America	34,989	29,368	63,315	63,756
Europe	24,603	27,407	45,879	52,708
Asia Pacific	4,445	5,680	8,960	11,136
	$116,614	$125,762	$223,656	$251,540

(1)          On January 1, 2007, we expanded our Managed Strategic Services (MSS) segment to include the non-financial services portions of Ness Innovative Business Services (formerly Innova), a component of our “Other” segment, and we changed the name of MSS to Ness North America; and we moved our Ness UK organization from our “Other” segment to our Ness Europe segment. 2006 results for these three segments have been reclassified to reflect the current organization of the segments.

NESS TECHNOLOGIES, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	December 31,	June 30,
	2006	2007
		(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$46,675	$32,724
Short-term bank deposits	2,027	1,102
Trade receivables, net of allowance for doubtful accounts	139,018	138,956
Unbilled receivables	28,846	41,857
Other accounts receivable and prepaid expenses	13,796	21,519
Inventories and work in progress	177	1,116
Total current assets	230,539	237,274

LONG-TERM ASSETS:
Long-term prepaid expenses and other assets	6,480	7,451
Investments at cost	1,193	1,251
Unbilled receivables	14,985	9,540
Deferred income taxes	7,529	5,911
Severance pay fund	42,321	42,670
Total long-term assets	72,508	66,823

Property and equipment, net	28,279	29,733
Other intangible assets, net	8,336	7,449
Goodwill	201,718	204,143
Total assets	$541,380	$545,422

CURRENT LIABILITIES:
Short-term bank credit	$4,477	$8,023
Current maturities of long-term debt	4,420	3,684
Trade payables	42,602	35,865
Advances from customers and deferred revenues	30,364	33,079
Other accounts payable and accrued expenses	76,128	64,867
Total current liabilities	157,991	145,518

LONG-TERM LIABILITIES:
Long-term debt and other liabilities, net of current maturities	3,703	4,323
Accrued severance pay	47,031	48,226
Total long-term liabilities	50,734	52,549

Total stockholders’ equity	332,655	347,355
Total liabilities and stockholders’ equity	$541,380	$545,422